Sungro Minerals Inc.
OTC Bulletin Board: SUGO

Sep 01, 2009 20:42 ET

Sungro Enters Into Definitive Agreement for Acquisition of Conglomerate Mesa Claims

SURREY, BRITISH COLUMBIA--(Marketwire - Sept. 1, 2009) - Sungro Minerals Inc. (the "Company") (OTCBB:SUGO) today announced the entry into a Mineral Agreement dated August 27, 2009 between the Company and certain individual owners (the "Owners") of 331 unpatented lode mining claims situated in Inyo County, California, known as the "Conglomerate Mesa Claims". Under the terms of the mineral agreement between the parties, in consideration for the acquisition of the Conglomerate Mesa claims, the Company agreed to, among other things:

(i) pay the Owners: $200,000 upon closing of the transaction (the "Closing Funds") and a further amount of $150,000 on August 1, 2010, $200,000 on August 1, 2011, and instalments of $250,000 commencing on August 1 of each year thereafter (subject to increase based on positive increases to the consumer price index),

(ii) issue to the Owners 2,500,000 shares of the Company's common stock in instalments, which issuance is subject to the Company obtaining a partial revocation order from the British Columbia Securities Commission in respect of current temporary cease trade order issued by the Commission in respect of the securities of the Company,

(iii) grant the Owners a production royalty (the "Royalty") consisting of four percent (4%) of the net smelter returns on sale proceeds received by the Company from the sale of minerals from the property, and

(iv) expend a minimum of $100,000 annually on exploring, prospecting or developing the property.

Closing of the Mineral Agreement is subject to the completion of a number of conditions, including: payment of the Closing Funds, execution of all instruments or other documents required to transfer title to the claims to the Company, receipt of a title opinion reflecting ownership of the claims, and receipt of all required regulatory approvals. There is no assurance that the transaction will be completed as planned or at all.

About the Conglomerate Mesa Project

The Conglomerate Mesa Project hosts structurally and stratigraphically controlled, sediment-hosted gold mineralization similar to the "Carlin-type" deposits of north-central Nevada. The property was originally explored by Newmont Mining Corporation while it was within the Cerro Gordo Wilderness Study Area (WSA). Newmont withdrew from Conglomerate Mesa in 1993. Federal agencies dropped the property's WSA status the following year. The core area of the Conglomerate Mesa property was explored by BHP Billiton in 1995, with eight target zones identified, based partly on surface road cut channel samples. In 1997, BHP conducted a widely-spaced, 10-hole reverse-circulation drill program at Conglomerate Mesa. Despite its location between two prolific mining districts (Cerro Gordo and Santa Rosa) and the positive surface gold grades encountered by Newmont, BHP, and other prior owners, the Conglomerate Mesa property did not see historic mining because the sediment-hosted gold particles are micron-sized and therefore could not be panned by prospectors.

Forward Looking Statements

This news release contains "forward-looking statements". Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. In general, estimates of 3P (proven, possible & probable) reserves are based upon a number of factors and assumptions made as of the date on which the estimates were determined, such as geological, technological and engineering estimates and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking estimates. The Company undertakes no obligation to update forward-looking information if circumstances or management's estimates or opinions should change, except as required by law. Readers should also refer to the Company's current annual report and other periodic filings, which are available at www.sec.gov for additional discussion of risks and uncertainties. The reader is cautioned not to place undue reliance on forward-looking statements.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company uses certain terms in this release such as "mineralized gold zones" that the SEC's guidelines strictly prohibit the Company from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in the Company's periodic and other filings filed with the SEC on EDGAR at www.sec.gov.

On behalf of the Board of Directors

Mal Bains, President

For more information, please contact

Sungro Minerals Inc.
Mal Bains
(604) 603-4797
mal@mbainsfinancial.com